Exhibit 99.2

Consolidated Pro Forma Financial Information.

(UNAUDITED)

On November 21, 2014 Indigo-Energy, Inc. (“Indigo”) acquired 100% of the 48,500,000 outstanding shares of HDIMAX, Inc. common stock by issuing 712,121,205 shares of common stock. The issuance of the shares of common stock resulted in a change of control in which the previous shareholder of HDIMAX, Inc. obtained approximately 94% of the consolidated Company immediately following the transaction. As a result of the change in control and that HDIMAX, Inc. did not issue any consideration, the business combination is being accounted for as a reverse acquisition.

In accounting for the reverse acquisition, HDIMAX is deemed to be the accounting acquirer. Accordingly, the acquisition-date fair value of the consideration transferred by HDIMAX for its interest in Indigo is based on the number of shares of common stock HDIMAX would issue to give the Indigo shareholders the same 6% interest in the combined entity following the reverse acquisition.

For purposes of this pro forma, the estimated number of shares of HDIMAX that would have to be given to the shareholders of Indigo is approximately 3,100,000. Further, in estimating the fair value of the consideration used in this pro forma, the quoted market price of Indigo on the date of the transaction was deemed the most reliably measurable.

As of the date of this report, and for purposes of preparing the accompanying pro forma balance sheet and statement of operations, the initial accounting for the reverse acquisition is incomplete and based on facts and circumstances currently known and subject to change during the measurement period not to exceed one year in accordance with accounting principles generally accepted in the United States (“US GAAP”).

The following balance sheet and statement of operations as of and for the period ended November 21, 2014 give effect to the reverse acquisition had it occurred on January 1, 2014 and is based on information obtained as of the date of this report:

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Pro Forma Consolidated Balance Sheet

(Unaudited)

	Indigo-Energy, Inc, November 21, 2014	HDIMAX, Inc. November 21, 2014	Pro-Forma Recapitalization Adjustments		Pro-Forma Consolidated November 21, 2014
	(Accounting Acquiree)	(Accounting Acquirer)
ASSETS
Current Assets
Cash	$96	$1,220			$1,316
Short term notes receivable	454,452	–	(454,452)	(1)	–

Total current assets	454,548	1,220			1,316

Intangible assets	–	488	18,181,818	(2)	18,182,306

Total assets	$454,548	$1,708			$18,183,622

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current Liabilities
Accounts payable	$132,496	$136,129			$268,625
Related party accounts payable	250,087	–			250,087
Accrued expenses	147,063	229,000			376,063
Related party accrued interest	–	4,452	(4,452)	(1)	–
Related party notes payable	–	475,000	(450,000)	(1)	25,000

Total current liabilities	529,646	844,581			919,775

Commitments and Contingencies

Stockholders' Equity (Deficit)
Preferred stock, $.001 par value, 100,000,000 shares authorized and no shares issued and outstanding	$–	$–			$–
Common stock, $.001 par value, 2,000,000,000 shares authorized and 757,575,750 shares issued and outstanding immediately following the reverse acquisition on November 21, 2014	45,546	48	711,982	(3)	757,576
Additional paid in capital	99,764,609	440	(79,592,180)	(4)	20,172,869
Accumulated deficit	(99,885,253)	(843,361)	97,062,016	(4)	(3,666,598)

Total stockholders' equity (deficit)	(75,098)	(842,873)			17,263,847

Total liabilities and stockholders' equity (deficit)	$454,548	$1,708			$18,183,622

(1) The note, and corresponding accrued interest, was due to Indigo-Energy, Inc. on a pre-merger basis from HDIMAX, Inc. and is eliminated upon consolidation.

(2) In accordance with accounting principles generally accepted in the United States applicable to reverse acquisitions, the amount allocated to the intangible assets held by HDIMAX, Inc. prior to, and immediately following, the reverse acquisition is based on the estimated fair value of the consideration effectively transferred by HDIMAX, Inc. to consummate the transaction. The estimated fair value of the effectively transferred consideration is based on the quoted market price of Indigo-Energy common stock, deemed to be the most reliably measurable.

(3) Indigo-Energy, Inc. issued 712,121,205 shares of common stock in exchange for 100% of the previously outstanding stock of HDIMAX, Inc.

(4) Reflects the elimination of the pre-reverse acquisition accumulated deficit of Indigo-Energy, Inc., the legal acquirer and accounting acquiree. For purposes of this pro-forma, $2,823,237 of the accumulated deficit to be eliminated is included and represents the operational results of Indigo-Energy, Inc. for the period from January 1, 2014 through November 21, 2014.  This elimination is net of the fair value of the shares issued to effectuate the reverse acquisition.

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Pro-Forma Consolidated Statement of Operations

(Unaudited)

Consolidated
For the Period from
January 1, 2014
to November 21,
2014

Revenue

Net revenue	$439

Expenses
General and administrative	544,779
Sales and marketing	255,361
Professional fees	2,236,003

Total operating expenses	3,036,143

Gain (loss) from operations	(3,035,704)

Other income (expense)

Gain on settlement of operating obligations	258,112
Interest expense	(889,006)

Total other expenses	(630,894)

Net loss	$(3,666,598)

Net loss per share - basic and diluted	$(0.00)

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